CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the inclusion in this Prospectus on Form SB-2 of our report dated December 7, 1999 relative to our audit of the financial statements of Special Acquisitions, Inc. at November 30, 1999, and for the period from March 26, 1999 (date of inception) to November 30, 1999, and to the reference to our firm under the heading "Experts" therein.




Boros & Farrington PC
San Diego, California
February 21, 2000